                                                                   EXHIBIT 10.28



July 27, 2001






        Re:    Fiscal Year 2001 Bonus of $650,000


Dear John:

        This letter will confirm our agreement that you hereby waive all of your rights to the Fiscal Year 2001 bonus (guaranteed at a minimum of 100% of your current base salary, that is, $650,000) to have been paid to you pursuant to a resolution of the Company's Compensation Committee adopted on November 30, 2000.

        Subject to the contingencies listed below, the Company hereby agrees to pay you a "Retention Bonus" in a lump sum in the amount of $650,000. Such Retention Bonus shall be paid on February 15, 2003 (the "Bonus Date"), if at least one of the following conditions is met:

1) You are employed by the Company as of the Bonus Date in any capacity, including as a director of the Company; or

2) Your employment with the Company is terminated prior to the Bonus Date for any reason other than by the Company for "Cause" (as such term is defined in the Severance Agreement between the Company and you dated as of November 30, 2000).

        Please execute the enclosed copy of this letter to confirm your agreement to the terms set forth above.



                                            Very truly yours,


                                            /s/ William E. Terry
                                            William E. Terry
                                            Chairman, Compensation Committee


Agreed as of the 31 day of July, 2001.



/s/ John P. Daane
------------------------------------
John P. Daane